Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 11, 2005, accompanying the consolidated financial statements and schedule and on internal control over financial reporting included in the Annual Report of RPC, Inc. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statement of RPC, Inc. on Form S-8 (File No. 333-117836, effective July 28, 2004).

/s/ Grant Thornton LLP

Atlanta, Georgia
March 11, 2005